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                                                                    EXHIBIT 23.3




                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Glacier Corporation on Form S-1 of our report dated January 5, 2001 on the consolidated financial statements of Glacier Distribution Company, Inc. and Subsidiaries, of our report dated January 5, 2001 on the financial statements of Jerry Schnell Distributors, Inc. of our report dated September 7, 2000 on the financial statements of Rocky Mountain Fresh and National, Inc., of our report dated September 15, 2000 on the financial statements of the Miles Smith Family Corporation d/b/a Cal Fresh Produce, of our report dated November 29, 2000 on the financial statements of Damon Distributing Co. d/b/a Damon Industries and of our report dated November 10, 2000 on the financial statements of Southwest Traders Inc.


February 12, 2001


                                               Ehrhardt Keefe Steiner & Hottman